                            $56,286,000

                         CREDIT AGREEMENT

                    Dated as of April 29, 1998

                              Between

                   EMERITUS PROPERTIES II, INC.,
                 EMERITUS PROPERTIES V, INC., and
                  EMERITUS PROPERTIES VII, INC.,

                         as the Borrowers,

                                and

                DEUTSCHE BANK AG, NEW YORK BRANCH,

                           as the Lender

                         CREDIT AGREEMENT

CREDIT AGREEMENT (this "Agreement") dated as of April 29,1998 by and among EMERITUS PROPERTIES II, INC., EMERITUS PROPERTIES V, INC., and EMERITUS PROPERTIES VII, INC., each a Washington corporation (each a "Borrower" and collectively, the "Borrowers"), each having an address c/o Emeritus Corporation, 313 I Elliott Avenue, Suite 500, Seattle, Washington 98121 and DEUTSCHE BANK AG, a bank chartered under the laws of the Federal Republic of Germany, acting by and through its New York Branch (together with its successors and assigns, the "Lender"), having an address at 31 West 52nd Street, New York, New York 10019.

                            WITNESSETH:

WHEREAS, the Borrowers are the respective owners of eight (8) assisted living facilities listed on Schedule A attached hereto (each a "Property" and collectively, the "Properties");
WHEREAS, the Borrowers have requested and the Lender has agreed to make loans to the Borrowers in an aggregate principal amount of Fifty-Six Million Two-Hundred Eighty-Six Thousand and 00/100 Dollars ($56,286,000.00) (the "Loan"), which will be secured, inter alia, by a first mortgage lien on the Properties, all on the terms and conditions of this Agreement;
WHEREAS, the Borrowers are wholly owned Subsidiaries of Emeritus Corporation, a Washington corporation;
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                             ARTICLE I
                 DEFINITIONS AND ACCOUNTING TERMS

SECTION I.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control"
(including the
terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote ten percent ( 1 O%) or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.
"Allocated Loan Amount" means, with respect to each Property, the portion of the outstanding principal amount of the Loan as of the relevant date of determination allocated to such Property as set forth on Schedule A attached hereto.
"Applicable Lending Office" means Lender's Eurodollar Lending Office during any period in which the Loan is maintained as a Eurodollar Rate Loan and Lender's Domestic Lending Office during any period in which the Loan is maintained as a Base Rate Loan. "Appraisal" means an appraisal of one or more of the Properties prepared by an Appraiser in accordance with the Uniform Standards of Appraisal Practice of the Appraisal Foundation and complying with the requirements of Title 1 I of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 and otherwise in form and substance acceptable to the Lender, as may be updated by recertification from time to time.
"Appraiser" means an Independent appraiser as shall be approved by the Lender.
"Asbestos" means any hydrated mineral silicate separable into commercially usable fibers, including, but not limited to, chrysotile (serpentine), amosite (cummingtonite-grunerite), crocidolite (riebecktite), tremolite, anthophylite and actinolite, which is or could become friable.
"Asbestos-Containing Material" means any material which contains one percent (l%) or more Asbestos by weight.
"Assignee" means any assignee of the Lender pursuant to Section
7.01.
"Assignment and Acceptance" means an assignment and acceptance entered into by the Lender and an Assignee, and accepted by the Lender, in accordance with Section 7.01 and in substantially the form of Exhibit B hereto.
"Base Rate" means a iluctuating interest per annum in effect from time to time, which rate per annum shall be equal to the lesser of
(i) the maximum nonusurious rate permitted by Law or (ii) the greater of (A) the rate of interest announced publicly by
"Deutsche Bank AG, New York Branch, in New York, from time to time, as its Prime Rate" and (B) one percent (l%) above the
Federal Funds Rate.
"Base Rate Loan" means the Loan during any period in which
interest is determined in accordance with Section 2.05(a)(i). "Borrowers" has the meaning specified in the recitals to this Agreement.
"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City or the city in which the principal office of the Loan Servicer is
located.
"Capitalized Leases" means, with respect to any Person, any leases of any property by such Person, as lessee, which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.
"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of I 980, as amended from time to time.
"CERCLIS" means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
"Change of Control" means with respect to any Person (i) the sale or transfer by Persons who are the direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9"%) of the direct or indirect right to distributions from such Person in the aggregate to Persons who were not direct beneficial owners as of such date or (ii) the sale or transfer by such direct beneficial owners of such Person as of the Closing Date of more than forty-nine and nine-tenths percent (49.9"%) of the direct or indirect voting rights in such Person to Persons who were not direct beneficial owners as of such date. "Closing Date" means the date on which the proceeds of the Loan are disbursed to the Borrowers.
"Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Lender.
"Collateral Documents" means the Security Agreement, the
Mortgages, and any other agreement that creates or purports to create a Lien in favor of the Lender.
"Cross-Guarantors" means each of the Borrowers as guarantors in accordance with Article IX.
"Cross-Guaranty" has the meaning set forth in Section 9.01.
"Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all
Obligations of such Person for the deferred purchase price of properly or services (other than trade payables not overdue by more than ninety (90) days incurred in the ordinary course of such Person's business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),
(e) all Obligations of such Person as lessee under Capitalized Leases, (all Obligations, contingent or otherwise, of such
Person under acceptance, letter of credit or similar facilities,
(g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt,
(ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.
"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
"Default Rate" has the meaning specified in Section 2.05(b). "Determination Date" means, with respect to each Interest Period, the second Business Day prior to the Interest Reset Date. "Disclosed Litigation" has the meaning specified in Section 3.01(b).
"Disclosure Schedule" means Schedule B attached hereto.
"DOH" has the meaning specified in Section 4.01(n).
"Domestic Lending Office" means the office of the Lender specified as its
"Domestic Lending Office" in any notice to the Borrowers or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may specify to the Borrower and the Lender.
"Effective Capacity" means, with respect to any Property, the number of licensed beds from time to time at the Property actually available for utilization (which may be less than the numbers of beds licensed due to utilization of single patient rooms or other reasonable and prudent operation decisions).
"Emeritus" means Emeritus Corporation, a Washington corporation. "Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation,(a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
"Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
"Environmental Permit" means any permit, approval, identification number , license or other authorization required under any Environmental Law.
"Equipment" means all equipment referred to in Section 1 (a) of the Security Agreement.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"Eurocurrency Liabilities" has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
"Eurodollar Lending Of3fice" means the office of the Lender
specified as its
"Eurodollar Lending Office" in any notice to the Borrowers or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of Lender Party as such Lender Party may from time to time specify to the Borrower and the Lender.
"Eurodollar Margin" means, with respect to the outstanding principal of the Loan, 295 basis points (2.95"%) per annum. "Eurodollar Rate" means, for any Interest Period, (a) either (i) the quotation (expressed as percentage per annum) appearing on Telerate Page 3750 as of 11:00 a.m., New York time, on the relevant Determination Date for such Interest Period for one month U.S. Dollar deposits in the London interbank market (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) or, if no such rate appears on Telerate Page 3750, or (ii) the arithmetic mean (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) of the rates quoted at approximately 11:00 a.m., London time, on such Determination Date, by four (4) major banks in the London interbank market, selected by Lender, to prime banks in the London interbank market for one-month U.S. Dollar deposits commencing on the first day of the applicable Interest Period and in a principal amount equal to an amount of not less than One Million and No/100 Dollars ($ I,000,000.00) that is representative for a single transaction in such market at such time, provided that, if fewer than four (4) such quotations are provided as requested, the rate of interest that is in effect on such Determination Date will be the Eurodollar Rate for the immediately preceding Interest Period divided by (b) one (1) minus the Eurodollar Rate Reserve Percentage.
"Eurodollar Rate Loan" means any Loan which bears interest in accordance with Section 2.05(a)(ii).
"Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Loans means the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.
"Events of Default" has the meaning specified in Section 6.01. "Excluded Taxes" has the meaning specified in Section 2.08.
"Exit Fee" has the meaning specified in Section 2.07(b).
"Fiscal Year" means a fiscal year of the Borrower and its Subsidiaries ending on December 31 in any calendar year or such other fiscal year as the Borrower may select from time to time in accordance with the terms of this Agreement.
"GAAP" means generally accepted accounting principles consistently applied and consistent with those applied in the preparation of the financial statements referred to in Section 5.03.
"Governmental Authority" shall mean (i) any nation or government,
(ii) any state or other political subdivision thereof, (iii) any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, (iv) any court or arbitrator having jurisdiction over the Loan Parties or any of their Subsidiaries, any of their respective Subsidiaries or any of their respective Properties, and
(v) any corporation or other entity which is an Affiliate of any of the foregoing.
"Guaranteed Obligations" shall mean:
(i) the payment, as and when due, or by stated maturity, acceleration, or otherwise, of the Notes and all other amounts due and payable under the other Loan Documents to the Lender at such times and in the manner provided for in the Loan Documents, and
(ii) the payment of all other obligations of the Borrowers that can be performed by the payment of monies, to the Lender directly or by reimbursement of advances by it, including, without limitation, the payment of income and other taxes by the
Borrowers.
"Guaranty and Limited Indemnity" has the meaning specified in
Section 3.01(d)(ix).
"Hazardous Materials" means (a) refined petroleum products, by-products or breakdown products, radioactive materials, Asbestos-Containing Materials, polychlorinated biphenyls and radon gas and
(b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
"Health Care Facility" means a facility which provides any health care services, whether licensed as a skilled nursing facility, intermediate care facility, personal care facility, assisted living facility or a hospital or otherwise.
"Health Care Permit" means every accreditation, authorization, certificate of need, license or permit that is required pursuant to applicable federal or state law to own, lease, operate or manage a Health Care Facility.
"Impositions" has the meaning specified in the Mortgages. "Indemnified Party" has the meaning specified in Section 10.04(b). "Indemnitor" means Emeritus, together with any successors thereto in accordance with the terms of the Guaranty and Limited
Indemnity.
"Independent" means, with respect to any specified Person, such a Person who (a) does not have any direct financial interest or any material indirect financial interest in Emeritus, the Borrowers or in any of their respective Affiliates, (b) is not connected with Emeritus or the Borrowers as an officer, employee, promoter, underwriter, trustee, partner or director and (c) is not controlled by or under common control with Emeritus, or the
Borrowers.
"Interest Payment Date" means the first (1st) day of each calendar month while any portion of the Loan remains unpaid; provided, however, that if such Interest Payment Date is not a Business Day, such Interest Payment Date shall be the immediately succeeding Business Day.
"Interest Period" means (a) the period beginning on (and
including) the Closing Date and ending on (but excluding) the first Interest Payment Date and (b) each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date. "Interest Reset Date" means, with respect to any Eurodollar Rate Loan, the first day of the applicable Interest Period.
"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such
Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause
(h) or (i) of the definition of "Debt" in respect of such Person. "Laws" means all present and future laws, statutes, codes, ordinances, orders, judgments, decrees, injunctions, rules, regulations, determinations, awards and court orders of any federal, state, municipal or local government, governmental authority, regulatory agency or authority.
"Lender Party" means, collectively Lender and any assignee of all or a portion of Lender's interests in this Agreement or the Loan and any subsequent assignee of any Lender Party.
"Lender's Account" means an account of the Lender or Loan Servicer designated in writing by the Lender or Loan Servicer to the Borrower.
"LIBOR Breakage Costs" means the amount of all losses, costs, charges and damages which are actually incurred by the Lender through the end of an Interest Period as a result of any early termination of any arrangement, or the entering into a new arrangement, with any member of the London interbank market for the funding of the aggregate outstanding principal amount of the Loan (determined as though Lender had funded I OO% of such outstanding principal amount in the London interbank market and calculated as of the date of any applicable early termination, in the same manner as the Eurodollar Rate).
"Licenses" has the meaning specified in Section 4.01(o).
"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
"Loan" has the meaning specified in the Recitals.
"Loan Documents" means (i) this Agreement, (ii) the Notes, (iii) the Guaranty and Limited Indemnity, (iv) the Collateral Documents and any other written agreement, document or instrument evidencing, securing or otherwise related to the Loan, in each case as amended or otherwise modified from time to time.
"Loan Parties" means, collectively, the Borrowers (individually and as Cross Guarantors) and Emeritus in its capacity as
Indemnitor under the Guaranty and Limited Indemnity.
"Loan Servicer" has the meaning specified in Section 7.03. "Loan-to-Value Ratio" means the ratio, as of the applicable date of determination, of (a) the outstanding principal amount of the Loan to (b) the aggregate fair market value of the Properties, as established by Appraisals (or as determined by the Lender with respect to Section 8.01(a)(ii), made no earlier than three (3) months prior to the date of determination.
"Management Agreement" means any management agreement between the Borrowers and a Manager with respect to the management and operation of the Properties.
"Manager" means any property manager approved by the Lender for any of the Properties.
"Margin Stock" has the meaning specified in Regulation U.
"Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of any the Borrowers or Emeritus, (b)
the rights and remedies of the Lender under any Loan Document or
(c) the ability of any of the Borrowers or Emeritus to perform its Obligations under any Loan Document to which it is or is to be a party.
"Maturity Date" means April 29, 2001.
"Mortgages" has the meaning specified in Section 3.01(d)(viii). "Mortgage Policy" has the meaning specified in Section 3.01(d)(viii)(B).
"Net Proceeds" has the meaning specified in the Mortgage.
"Notes" means, collectively, a promissory note of each Borrower payable to the order of the Lender, in form and substance satisfactory to the Lender, evidencing the indebtedness of such Borrower to the Lender resulting from the Loan made by the Lender. The principal amount of each Note shall be equal to the aggregate of the Allocated Loan Values of the Properties owned by the applicable Borrower.
"NPL" means the National Priorities List under CERCLA.
"Obligation" means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrowers under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by the Borrowers under any Loan Document and (b) the obligation of the Borrowers to reimburse any amount in respect of any of the foregoing that the Lender, in its sole discretion, may elect to pay or advance on behalf of any Borrower.
"Organizational Documents" means, (i) with respect to any Person that is a corporation, the certificate of incorporation or charter and by-laws of such Person, (ii) with respect to any Person that is a partnership, the partnership agreement and, if a limited partnership, certificate of limited partnership of such person, and (iii) with respect to any Person that is a limited liability company, the articles of organization and the operating agreement of such Person.
"Origination Fee" has the meaning specified in Section 2.07(a). "Other Taxes" has the meaning specified in Section 2.08.
"Partial Release" has the meaning specified in Section 8.01. "Permitted Encumbrances" has the meaning specified in the Mortgages.
"Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) Permitted Encumbrances; (e) Liens arising in connection with installment sales agreements permitted under Section 5.02(b)(ii); and (Liens arising in connection with leases permitted under
Section 5.02(c).
"Person" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof. "Phase I Reports" means Phase I environmental assessment reports with respect to each of the Properties, in form and substance satisfactory to the Lender, prepared by ATC Associates or such other environmental consulting firm reasonably acceptable to the Lender, which have been provided to Lender.
"Physical Plant Standards" has the meaning specified in Section
4.01(s).
"Premises" has the meaning specified in the Mortgages.
"Properties" has the meaning specified in the Recitals as listed on Schedule A attached hereto, as more particularly described in the Mortgages.
"Receivables" has the meaning specified in the Security Agreement. "Register" has the meaning specified in Section 7.01(d). "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time. "Reimbursement Contracts" means all contracts and rights pursuant to reimbursement or third party payor programs and contracts for the Properties which are now or hereafter in effect with respect to residents or patients qualifying for coverage under the same, including, but not limited to, Medicare, Medicaid, any successor program or other similar reimbursement program (whether operated by a governmental or quasi government agency or by a private Person) and private insurance agreements.
"Release Price" means, with respect to any Property, an amount equal to one hundred twenty-five percent (125"%) of the Allocated Loan Amount for such Property.
"Responsible Officer" means any officer of any Loan Party or any of its Subsidiaries.
"Secured Obligations" has the meaning specified in the Security
Agreement.
"Security Agreement" has the meaning specified in Section
3.01(d)(vii).
"Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
"Specified Repairs" means those repairs with respect to the Properties set forth on Schedule D attached hereto.
"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than fifty percent (5O%) of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.
"Taxes" has the meaning specified in Section 2.08.
"Third-Party Payors Programs" has the meaning specified in Section
4.01(q).
"Title Company" means Chicago Title Insurance Company.
"Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".
SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
                            ARTICLE II
                   AMOUNT AND TERMS OF THE LOAN
SECTION 2.01. The Loan. Subject to the terms and conditions set forth in this Agreement, the Lender shall lend to the Borrowers, and the Borrowers shall borrow from the Lender, a principal amount equal to FIFTY-SIX MILLION TWO HUNDRED EIGHTY-SIX THOUSAND AND 00/100 DOLLARS ($56,286,000.00). Amounts of the Loan borrowed, repaid or prepaid by the Borrower may not be reborrowed.
SECTION 2.02. Making the Loan. Upon satisfaction of the conditions precedent set forth in Article III to Lender's obligation pursuant to this Agreement, the Loan shall be made before 11:00 A.M. (New York City time) on the Closing Date. The Lender shall disburse a portion of the aggregate principal amount of the Loan to each of the Borrowers equal to the aggregate Allocated Loan Value of the Properties owned by the respective Borrowers.
SECTION 2.03. Repayment of the Loan. Subject to the provisions of
Section 2.04 and Section 2.07(b), the Borrowers shall repay the aggregate outstanding principal amount of the Loan on the Maturity Date.
SECTION 2.04. Prepayments. (a) Voluntary. The Loan may be prepaid, in whole or in part, upon at least fifteen (15) days' prior written notice by the applicable Borrower to Lender specifying the date on which the Loan is to be repaid. If such notice is given, the applicable Borrowers shall, consistent with such notice, prepay the applicable portion of the outstanding aggregate principal amount of the Loan in whole, together with (A) accrued interest to the date of such prepayment on the aggregate principal amount prepaid, (B) an amount equal to the Exit Fee (if required pursuant to Section 2.07(b)) and (C)LIBOR Breakage Costs, if any.
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(b) Mandatory. If an Event of Default occurs, and the Loan is declared to be immediately due and payable, then there shall be added to the principal amount of the Loan then due an amount equal to the Exit Fee plus all LIBOR Breakage Costs, if any.
(c) Prepayment on Casualty or Condemnation. The Loan shall be prepayable, in whole or in part, together with the Exit Fee but without premium, upon any application by Lender of any net insurance proceeds or net condemnation proceeds or awards in accordance with Article I of the Mortgages.
SECTION 2.05. Interest. (a) Scheduled Interest. The Borrowers
shall pay interest on the unpaid principal amount of the Loan owing to the Lender from the date of disbursement of the Loan until such principal amount shall be paid in full, at the
following rates per annum:
(i) Base Rate. During the periods, if any, during which Section
2.10 provides that the Loan shall accrue interest based on the
Base Rate, a rate per annum equal to the Base Rate in effect from time to time, payable in arrears on each applicable Interest Payment Date.
(ii) Eurodollar Rate. Except as otherwise provided in clause (i) above, a rate per annum equal at all times during each Interest Period to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Eurodollar Margin, payable in arrears on each applicable Interest Payment Date.
(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest (the "Default Rate") on (i) the unpaid principal amount of the Loan, payable in arrears on each Interest Payment Date and on demand, at a rate per annum equal at all times to the lesser of
(x) the maximum non-usurious rate permitted by Law or (y) five percent (5"%) per annum above the rate per annum required to be paid on the Loan pursuant to clause (a)(i) or (a)(ii) above, as the case may be, and (ii) to the fullest extent permitted by Law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to the lesser of (x) the maximum nonusurious rate permitted by Law or (y) five percent (5%) per annum above the rate per annum required to be paid, in the case of interest, on the Loan pursuant to clause (a)(i) or (a)(ii), as the case may be.
(c) Notice of Interest Rate. The Lender (or a Loan Servicer on behalf of Lender) shall, on each Determination Date, determine and provide and provide Emeritus with a statement of the Eurodollar Rate applicable for the next succeeding related Interest Period and the applicable interest rate for such Interest Period. After determining the applicable interest
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rate, the Lender (or a Loan Servicer on behalf of the Lender)
shall calculate the aggregate interest payment payable on the Loan on the next succeeding Interest Payment Date and shall, as soon as practicable, notify Emeritus of such rates and the amount of the applicable interest installments. The determination of the interest rate payable on the Loan and the calculation of each interest installment by the Lender (or a Loan Servicer on behalf of the Lender) shall, in the absence of manifest error, be final and binding; provided, however, that any error in the determination of such interest rates and the calculation of each interest installment made by the Lender (or a Loan Servicer on behalf of the Lender) shall not relieve the Borrowers from their obligations hereunder, but, the Borrowers shall not be required to pay any erroneous amounts.
SECTION 2.06. Payments and Computations. (a) The Borrowers shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M.
(New York City time) on each Interest Payment Date, and the Maturity Date in U.S. dollars to the Lender at the Lender's
Account (or as the Lender may otherwise designate) in same day funds.
(b) [Reserved].
(c) All computations of interest and fees shall be made by the Lender (or any Loan Servicer on behalf of the Lender) on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by Lender (or any Loan Servicer on behalf of the Lender) of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of the Loan (at any time during which the Loan is a Eurodollar Rate
Loan) to be made in the next following calendar month, such
payment shall be made on the next preceding Business Day.
SECTION 2.07. Fees. (a) Origination Fee. In consideration of the Lender's commitment to make the Loan pursuant to the terms of this Agreement, the Borrowers shall pay to the Lender on the Closing Date an origination fee (the "Origination Fee") in the aggregate amount of TWO HLJNDRED EIGHTY-ONE THOUSAND FOUR HUNDRED THIRTY AND 00/100 ($281,430.00). The Lender, at its option, may collect the Origination Fee through reduction of the Loan proceeds by an amount equal to the Origination Fee.
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(b) Exit Fee. Upon any repayment or prepayment of the Loan
(including a prepayment pursuant to Section 2.04(c)), the applicable Borrower(s) shall pay to the Lender a fee (the "Exit Fee") in an amount equal to one percent ( 1 "%) of the principal amount of the Loan being repaid or prepaid. The foregoing notwithstanding, to the extent that (i) the Lender or one of its Affliates provides any mortgage refinancing proceeds which are used to prepay the Loan, (ii) the Lender has assigned all of its interest in the Loan to a party that is not an Affiliate of the Lender (and other than in connection with a securitization) prior to the time the Exit Fee would be payable for such Loan or (iii) the Lender is no longer in the business of making permanent mortgage loans with respect to properties similar to the Properties, then the Exit Fee shall be waived by the Lender in its entirety and the Borrower shall have no further obligations with respect thereto.
SECTION 2.08. Taxes. (a) Any and all payments by each of the Borrowers hereunder or under the Notes shall be made, in accordance with Section 2.06, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes that are imposed on the Lender's overall net income by the United States, taxes that are imposed on the Lender's overall net income (and franchise taxes imposed in lieu thereof by the state or foreign jurisdiction under the laws of which the Lender is organized or any political subdivision thereof, taxes that are imposed on the Lender's overall net income (and franchise taxes imposed in lieu thereof by the state or foreign jurisdiction of the Lender's Applicable Lending Office or any political subdivision thereof and taxes that are imposed on Lender's overall net income in any jurisdiction where any of the Properties are located (all such excluded taxes being hereafter referred to as
"Excluded Taxes" and all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note being hereinafter referred to as "Taxes"). If any of the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes to the Lender (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes other than Excluded Taxes (hereinafter referred to as "Other Taxes").
(c) The Borrowers shall indemnify the Lender for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08, imposed on or paid by the Lender and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within (30) thirty days from the date the Lender makes written demand therefor.
(d) Within (30) thirty days after the date of any payment of
Taxes, the Borrowers shall furnish to the Lender, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish, or shall cause such payor to furnish, to the Lender, at such address, an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.
(e) The Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as requested in writing by the Borrowers (but only so long thereafter as the Lender remains lawfully able to do so), provide the Borrowers with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that the Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224 that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information.
(f) For any period with respect to which the Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) above), the Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should the Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.
SECTION 2.09. Late Charge. Subject to Section 10.11, in the event that any installment of interest or principal shall become overdue for a period in excess of five (5) days, a "late charge" in an amount equal to five percent (5"%) of the amount so overdue may be charged
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
to the Borrowers by the Lender for the purpose of defraying the expenses incident to handling such delinquent payments. Subject to
Section 10.11, such late charge shall be in addition to, and not in lieu of, any other remedy the Lender may have and is in
addition to the Lender's right to collect reasonable fees and charges of any agents or attorneys which the Lender may employ in connection with any Default.
SECTION 2.10. Increased Costs. Etc. If, due to either (i) the introduction of or any change in or in the interpretation by any applicable Governmental Authority of any law or regulation of (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or of making, funding or maintaining the Loan as a Eurodollar Rate Loan (excluding for purposes of this Section
2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.08 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which the Lender is organized or has its Applicable Lending Office or any political subdivision thereof, the Borrowers shall from time to time, upon notice thereof and demand by the Lender therefor, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers by the Lender, shall be conclusive and binding for all purposes, absent manifest error. To the extent the Lender delivers such a certificate to any of the Borrowers, such Borrower shall have the right to prepay its Note in whole, not in part, without any Exit Fee.
(b) If, due to either (i) the introduction of or any change in or in the interpretation by any applicable Government Authority of any law or regulation or (ii) the compliance with any guideline or requirement from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender as a result of or based upon the existence of the Lender's commitment to lend hereunder and other commitments of such type, then, five (5) days after written demand by the Lender, the Borrowers shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrowers by the Lender shall be conclusive and binding for all purposes, absent manifest error. To the extent the Lender delivers such a certificate to any of the Borrowers, such borrower shall have the right to prepay its Note in whole, not in part, without any Exit Fee.
(c) [Reserved].
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(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation by any Governmental Authority shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for the Lender or its Eurodollar Lending Office to perform its obligations hereunder to fund or maintain the Loan as a Eurodollar Rate Loan hereunder, then, on written notice thereof and written demand therefor by the Lender to the Borrowers (i) the Loan will automatically, upon such
demand, covert into a Base Rate Loan and (ii) the obligation of the Lender to make or maintain the Loan as a Eurodollar Rate Loan shall be suspended until the Lender shall notify the Borrowers that it has determined that the circumstances causing such suspension no longer exist. To the extent the Lender delivers such a certificate to any of the Borrowers, such Borrower shall have the right to prepay its Note in whole, not in part, without any
Exit Fee.
SECTION 2.11. Security for the Loan. Each of the Notes shall constitute general obligations of the applicable Borrower to the Lender and the Borrowers' obligations hereunder and under the other Loan Documents shall be secured by (a) the Mortgages, (b)
the Security Agreement, (c) the other Collateral Documents and (d) the security interests and Liens granted in this Agreement and in the other Loan Documents.
SECTION 2.12. The Notes. Each Borrower's obligation to pay the principal of and interest on its applicable portion of the Loan shall be evidenced by the related Note, which shall be duly executed and delivered by such Borrower on the Closing Date. The Notes shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, the Notes, and the other Loan Documents.
                            ARTICLE III
                       CONDITIONS OF LENDING
SECTION 3.01. Conditions Precedent to Disbursement of tbe Loan.
The obligation of the Lender to make the Loan hereunder is subject to the satisfaction of the following conditions precedent before or concurrently with the Closing Date:
(a) The following statements shall be true on the Closing Date and each Borrower shall have delivered to the Lender a certificate executed by a Responsible Officer to such effect:
(i) the representations and warranties contained in each Loan Document are correct on and as of the Closing Date, before and after giving effect
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to the making of the Loan by the Lender and to the application of the proceeds therefrom, as though made on and as of such date; and
(ii) no material event has occurred and is continuing, or would result from the making of the Loan by the Lender or from the application of the proceeds therefrom, that constitutes a Default.
(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Borrowers or the Properties pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect other than the matters described on the Disclosure Schedule (the
"Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of, this Agreement, the Notes, any other Loan Document or the consummation of the transactions
contemplated hereby.
(c) The Borrowers shall have paid or caused to be paid all reasonable and documented accrued fees and expenses of the Lender which the Borrowers are required to pay under the Loan Documents (including the accrued fees and expenses of counsel to the
Lender).
(d) The Lender shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Lender (unless otherwise specified):
(i) The Notes payable to the order of the Lender.
(ii) Board of Directors Resolutions for each Borrower approving this Agreement, the related Note and each other Loan Document to which such Borrower is or is to be a party, and of all documents evidencing other necessary action and governmental and other third party approvals and consents, if any, with respect to such
Bonower, the Loan, this Agreement, the related Note and each other
Loan Document.
(iii) A copy of the Organizational Documents of each Borrower, in each case together with each amendment thereto, and, in the case of the by-laws of each Borrower, certified (as of the Closing
Date) by the Secretary of State of the jurisdiction of its formation or incorporation as being a true and correct copy thereof.
(iv) For each Borrower, a copy of a certificate of the Washington Secretary of State, dated reasonably near the Closing Date, certifying that
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(A) such Borrower has paid all applicable franchise taxes to the date of such certificate and (B) such Borrower is duly formed and in good standing under the laws of the State of Washington.
(v) A copy of a certificate of the Secretary of State of each state in which any of the Properties is located, dated reasonably near the Closing Date, stating that the related Borrower is duly qualified and in good standing in such State and has filed all annual reports required to be filed to the date of such certificate.
(vi) A certificate of an authorized member of each Borrower certifying the names and true signatures of the of officers of such authorized member, authorized to sign this Agreement, the related Note and each other Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
(vii) A security agreement in the form and substance satisfactory to the Lender pledging to the Lender and granting the Lender a security interest in all of each Borrower's right, title and interest in the Collateral (such agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Security Agreement"), duly executed by each Borrower, together with:
(A) financing statements in proper form for filing under the Uniform Commercial Code of the State of Washington and each jurisdiction in which any of the Properties is located, as well as any other jurisdictions deemed necessary or desirable by the Lender, covering the personal property Collateral and fixtures described in the Mortgages,
(B) completed requests for information, dated on or a reasonable time before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (A) above that names any of the Borrowers as debtor, together with copies of such other financing statements,
(C) copies of the Assigned Agreements referred to in the
Mortgages, together with a consent to such assignment, in a form acceptable to the Lender, From each party to any Material
Agreement (as defined in the Mortgages) other than the Borrowers,
and
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(D) evidence that all other action that the Lender may deem reasonably necessary or desirable in order to perfect and protect the first and security interests and fixtures in personal property Collateral created under the Mortgages has been taken.
(viii) Deeds of trust, trust deeds, mortgages, deeds to secure debt, leasehold mortgages and leasehold deeds of trust in form and substance satisfactory to the Lender and covering the Properties (as amended, supplemented or otherwise modified from time to time in accordance with their terms, the "Mortgages"), duly executed by related Borrower, together with:
(A) evidence that counterparts of the Mortgages have been duly executed and delivered for recording to the Title Company on or before the Closing Date in such form as Lender may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Lender and that provision has been made for the payment of all filing and recording taxes and fees,
(B) fully paid mortgagee title insurance policies (the
"Mortgage Policies") in form and substance, with endorsements and in amounts acceptable to, the Lender, issued by the Title Company, insuring the Mortgages to be valid first and subsisting Liens on the Property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's
Liens) and encumbrances, excepting only Permitted Encumbrances, and providing for such other affirmative insurance (including endorsements for mechanics' and materialmen's Liens) and such coinsurance and direct access reinsurance as the Lender may deem necessary or desirable,
(C) American Land Title Association form surveys, certified to the Lender and the issuer of the Mortgage Policies in a manner satisfactory to the Lender by a land surveyor duly registered and licensed in the States in which the Property described in such surveys is located and acceptable to the Lender, showing all buildings and other improvements, any off site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements onto other property or by improvements of others onto such property, and other defects, other than encroachments and other defects acceptable to the Lender,
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
(D) Appraisals of each of the Properties indicating an aggregate Loan-to-Value Ratio for the Properties not in excess of eighty-five percent (85%) and otherwise in form and substance satisfactory to the Lender,
(E) engineering reports as to the Properties, in form and
substance and from professional firms acceptable to the Lender,
(F) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Lender may deem reasonably necessary or desirable,
(G) evidence of the insurance required by the terms of the
Mortgages, and
(Ievidence that all other action that the Lender may deem reasonably necessary or desirable in order to create valid first and subsisting Liens on the Properties has been taken.
(ix) A Guaranty and Indemnity Agreement in the form attached hereto as Exhibit A (as amended, supplemented or otherwise
modified from time to time in accordance with its terms, the "Guaranty and Limited Indemnity"), duly executed by Emeritus.
(x) Such financial, business and other information regarding the Properties, the Borrowers and Emeritus as the Lender shall have requested, including, without limitation, information as to possible contingent liabilities, environmental matters, collective bargaining agreements, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available (or, in the event the Lender's due diligence review reveals material changes since such financial statements, as of a later date within forty five (45) days of the Closing Date).
(xi) The Phase I Reports for each of the Properties.
(xii) A favorable opinion of Foster, Pepper & Shefelman counsel for each ofthe Borrowers, in form satisfactory to the Lender, as to:
(a)  the organization, existence, formation and good standing of the Borrowers; and
(b) the authorization by the Borrowers of the Loan Documents.
(xiii) A favorable opinion of New York counsel to the Borrowers, in form satisfactory to the Lender, as to:
(a) the enforceability of the Credit Agreement, the Notes and the Guaranty and Limited Indemnity.
(xiv) A favorable opinion of local counsel to each of the
Borrowers in each jurisdiction in which any of the Properties are located, in form satisfactory to the Lender, as to:
(a) the good standing and qualification to do business of the related Borrower in such jurisdiction; and
(b)  the enforceability of the Loan Documents that, by their terms, are governed by the law of such jurisdiction.
(xv) A favorable opinion of Foster, Pepper & Shefelman, as to the likelihood of the assets of each of the Borrowers being substantively consolidated with those of Emeritus or any owner of greater than forty-nine percent (49%) interest in any shareholder of the related Borrower in an insolvency proceeding, with respect to such owner.
(xvi) On the Closing Date, the Lender shall disburse a portion of the Loan proceeds equal to the amount needed to complete the Specified Repairs into a separate escrow account of the Lender. Such escrow account shall be an interest bearing account and the applicable Borrower shall have the right to have an amount released from such escrow account equal to the amount allocated for a Specified Repair upon a written request to the Lender accompanied by reasonable evidence of completion of such Specified Repair. Until the funds in such escrow account are released, they shall constitute additional security for the Loan. When reasonable evidence has been provided that the Specified Repairs are complete with respect to a particular Borrower, the remaining funds in escrow with respect to such Borrower shall be released to such Borrower.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.01. Representations and Warranties of the Borrowers.
Each Borrower represents and warrants as to itself and the Properties owned by it as follows:
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
(a) Each of the Borrowers and Emeritus (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases properly or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite power and authority (including,
without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
(b) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby, are within such Loan Party's or corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's by-laws, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934 and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would have a Material Adverse Effect.
(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement, the Notes or any other Loan Document to which it is or is to be a party, or for the consummation of the
transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents,
(iii) the perfection or maintenance of the Liens created by the Collateral Documents (including the first priority nature thereof or (iv) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for any license, authorization, approval or other action that may be required in order for the Lender or any purchaser at foreclosure to operate the Properties as assisted living facilities and except to the extent consents may be required but not
obtained under certain service contracts and agreements applicable to a Property, so long as the failure to obtain same will not have a Material Adverse Effect.
(d) This Agreement has been, and the Notes and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan
Party thereto, enforceable against such Loan Party in accordance with its terms.
(e) The consolidated balance sheet of Emeritus as at December 3 I, I 997, and the related consolidated statement[s] of income and consolidated statement of cash flows of Emeritus and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of a nationally recognized, independent public accountants, copies of which have been furnished to the Lender, fairly present the consolidated financial condition of Emeritus and its Subsidiaries as at such date and the consolidated results of the operations of Emeritus and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 3 I,1997, there has been no Material Adverse Effect.
The forecasted balance sheets, income statements and cash flows statements of the Borrowers delivered to the Lender pursuant to
Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, each Borrower's best estimate of its future financial performance.
(g) No information, exhibit or report furnished by any Loan Party to the Lender in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.
(h) Except for Disclosed Litigation, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document or the consummation of the transactions contemplated hereby.
(i) No proceeds of the Loan will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
(j) It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of the Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
(k) It is not and will not be an "employee benefit plan" as
defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, and the assets of such Borrower do not and will not constitute "plan assets" of one or more such plans for purposes of Title I of ERISA.
(1) It is not and will not be a "governmental plan" within the meaning of Section 3(32) of ERISA and transactions by or with such Borrower are not and will not be subject to state statutes applicable to such Borrower regulating investments of and fiduciary obligations with respect to governmental plans.
(m) It is not (i) an "investment company" or a company
"controlled" by an
"investment company", within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or
(iii) subject to any other Law that purports to restrict or regulate its ability to borrow money.
(n) Except as set forth on the Disclosure Schedule, each of the Borrowers, and, to the best of each Borrower's knowledge, each Property which such Borrower owns complies with all federal, state and local Laws, regulations, quality and safety standards, accreditation standards and requirements of the applicable state Department of Health (each, a "DOH") and all other federal, state or local governmental authorities, including, without limitation, those relating to the quality and adequacy of medical care, distribution of pharmaceutical, rate setting, equipment, personnel, operating policies, additions to facilities and
services and fee splitting.
(o) All Health Care Permits and other governmental licenses, permits,
regulatory agreements or other approvals or agreements necessary or desirable for the use and operation of each Property as
intended have been applied for in the name of the related Borrower in accordance with applicable laws, including, without limitation, any certificate, license or approval issued by the DOH for the requisite number of beds at each Property, and approved provider status in any approved provider payment program (collectively, the "Licenses"), and to the best of the related Borrower's knowledge, there exists no condition or state of facts that would prevent such Borrower from being able to obtain such Licenses in due course. None of the Borrowers have granted any third party the right to reduce the number of licensed beds at any Property or to apply for approval to move the right to any or all of he licensed beds at any Property to any location (other than another Property). Under current Laws, in the event that the Lender acquires any Property through foreclosure or otherwise, neither the Borrowers, the Lender or any subsequent lessee, nor a subsequent purchaser must obtain a certificate of need from any applicable state health care regulator authority or agency prior to applying for, or receiving, a license to operate such Property and certification to receive payments pursuant to Reimbursement Contracts for patients or residents qualified for coverage thereunder, provided that no service or the bed compliment is changed.
(p) Except as set forth in the Disclosure Schedule, each Property is in compliance with all requirements for participation in Medicare and Medicaid, including, without limitation, the Medicare and Medicaid Patient Protection Act of 1987, except where failure to comply would not have a Material Adverse Effect. Each Property is in conformance in all material respects with all insurance, reimbursement and cost reporting requirements, and has a current provider agreement which is in full force and effect under
Medicare and Medicaid, except where failure to comply would not have a Material Adverse Effect.
(q) Each of the Borrowers has received no written notice that there is any threatened or pending revocation, suspension, termination, prohibition, restriction, limitation or nonrenewal affecting the Borrowers, to the best of each of the Borrower's knowledge, any related Property or any participation or provider agreement with any third-party payor, including Medicare,
Medicaid, Blue Cross and/or Blue Shield, and any other private commercial insurance managed care and employee assistance program (such program, the "Third-Party Payors' Programs") to which such Borrower presently is subject. All Medicaid, Medicare and private insurance cost reports and financial reports submitted by the Borrowers are and will be materially accurate and complete and have not been and will not be misleading in any material respects.
(r) Except as set forth in Disclosure Schedule, neither the Borrowers or, to the best of the Borrower's knowledge, any
Property is currently the subject of any proceeding by any governmental agency, and no notice of any violation has been received from a governmental agency that would, directly or indirectly, or with the passage of time:
(i) have a material adverse impact on any of the Borrowers'
ability to accept and/or retain patients or result in the imposition of a fine, a sanction, a lower rate certification or a lower reimbursement rate for services rendered to eligible patients;
(ii) modify, limit or annul or result in the transfer, suspension, renovation or imposition of probationary use of any of the Borrowers' Licenses; or
(iii) affect any of the Borrowers' continued participation in the Medicaid or Medicare programs or any other of the Third-Party Payors' Programs, or any successor programs thereto, at current rate certifications.
(s) Except as set forth in the Disclosure Schedule or in the engineering reports previously obtained by Lender, and to the best of each Borrower's knowledge, each Property and the use thereof complies in all material respects with all applicable local, state and federal building codes, fire codes, health care, nursing facility and other similar regulatory requirements (the "Physical Plant Standards") and no waivers of Physical Plant Standards exist at any of the Properties. Each Property is free of structural defects and all material building systems contained therein are in good working order.
(t) Except as set forth in the Disclosure Schedule, no Property has received a material violation, and no statement of charges or deficiencies has been made or penalty enforcement action has been undertaken against any Property, the Borrowers, or against any partner, officer, director or stockholder of the Borrowers by any governmental agency during the last three calendar years, and there have been no violations over the past three years or such shorter period as the applicable Borrower or its Affiliates have owned the Property which have threatened any Property's or the Borrowers' certification for participation in Medicare or Medicaid or the other Third-party Payors' Programs, which have not been remedied within applicable cure periods and appeal periods before the agency asserting the violation.
(u) Except as set forth in the Disclosure Schedule, there are no current, pending or outstanding Medicaid, Medicare or Third-party Payors' Programs reimbursement audits or appeals pending at any of the Properties, and there are no years that are subject to audits.
(v) There are no current or pending Medicaid or Medicare or Third-party Payors' Programs recoupment efforts at any of the
Properties. The Borrowers are not a participant in any federal program whereby any governmental agency may have the right to recover funds by reason of the advance of federal funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291 et seq.).
(w) The Borrower has not pledged its Receivables as collateral security for any other loan or indebtedness.
(x) There are no patient or resident care agreements with patients or residents or with any other persons which deviate in any material adverse respect from the standard form customarily used at the Properties.
(y) To the actual knowledge of each of the Borrowers, all patient or resident records at each Property, including patient or resident trust fund accounts, are true and correct in all material respects.
(z) [Reserved]
(aa) Except as set forth on the Disclosure Schedule, none of the Properties have been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that would be reasonably likely to have a Material Adverse Effect.
(bb) Except as set forth on the Disclosure Schedule, the
Properties comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Loan Party or any of the Properties that would have a Material Adverse Effect or
(ii) cause any such Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
(cc) Except as set forth on the Disclosure Schedule or as set forth in the environmental reports delivered to the Lender prior to the date hereof, none of the Properties are listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, swamps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any Property; there is no Asbestos or Asbestos-Containing Material on any Property; and Hazardous Materials have not been released, discharged or disposed of on any Property.
(dd) No Loan Party or any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or
threatened release, discharge or disposal of Hazardous Materials at any Property, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used,
treated, handled or stored at, or transported to or from, any Property have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
(ee) [Reserved)
(ff Except for Permitted Liens, when recorded or filed with the appropriate governmental offices, the Collateral Documents create a valid and perfected first priority lien on and security interest in the Collateral, securing the payment of the Secured
Obligations. The Borrowers are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan
Documents.
(gg) Each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.
(hh) Each Loan Party is, individually and together with its
Subsidiaries, Solvent.
(ii) The location of each of the Borrower' s principal place of business and chief executive office is at the respective addresses set forth on the first page hereof.
(jj) Each Borrower is not a "foreign person" within the meaning of 1445((3) of the Code.
(kk) Except as set forth on the Disclosure Schedule, none of the Borrowers are a party to any collective bargaining agreements.
(11) None of the Borrowers have conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition, management and ownership of the Properties.
(mm) The licensed bed capacity and current Effective Capacity of each Property is set forth on Schedule C attached hereto. Except for those licenses for which application has been made by the Borrowers, no waivers of any laws, rules, regulations or requirements are required for each Property to operate at the foregoing licensed bed capacity.
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
(nn) Each of the Borrowers has received or is legally entitled to receive a permanent certificate of occupancy from the applicable Governmental Authority for each of its Properties.
                             ARTICLE V
                    COVENANTS OF THE BORROWERS
SECTION 5.01. Affirmative Covenants. So long as any portion of the Loan shall remain unpaid, each of the Borrowers, with respect to itself and each of the Properties owned by it, will:
(a) Operations. Maintain or cause to be maintained the standard of care for the patients or residents of each Property at all times at a level necessary to insure quality care for such patients and comply, in all material respects, with all applicable laws, rules, regulations and orders including, without limitation, any Health Care Permits or other Licenses and with the terms of all Reimbursement Contracts and obtain and renew all Health Care Permits and Licenses necessary for the operation of the
Properties.
(b) Payment of Taxes, tr. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii)
all lawful claims that, if unpaid, might by law become a Lien upon any of the Properties; provided, However, that the Borrowers shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
(c) Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying the Properties to comply, in all material respects, with all applicable
Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and the Properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of the Properties, the existence, condition, handling, storage or treatment of which violates applicable Environmental Laws, in accordance with the requirements of all Environmental Laws; provided, however, that none of the Borrowers shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.
(d) Preservation of Existence. Etc. Preserve and maintain its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that none of the Borrowers shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of such Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower or the Lender.
(e) Visitation Rights. At any reasonable time and from time to time, permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the Properties and to discuss the affairs, finances and accounts of the Borrowers with any of their officers or directors and with their independent certified public accountants; provided, however, that prior to the occurrence of an Event of Default, the Lender shall exercise such rights only upon reasonable prior written notice to the related Borrower and during regular business hours.
(f)  Preparation of Environmental Reports. If the Lender
reasonably suspects that any Property has been contaminated or that Hazardous Materials are being used on any such Properly in violation of the terms of this Agreement or applicable Law and the Lender has requested an environmental site assessment repoit, provide to the Lender within sixty (60) days after such request, at the expense of the related Borrower, an environmental site assessment report for any such Property, prepared by an environmental consulting firm acceptable to the Lender, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if such report is not provided within the time referred to above, the Lender may retain an environmental consulting firm to prepare such report at the expense of the related Borrower, and such Borrower hereby grants to the Lender, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto the Properties to undertake such an assessment; provided that any such environmental assessment report shall be a Phase I Report unless such Phase I Report discloses the need for further investigation.
(g) Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower in accordance with GAAP.
(h) Management of the Property. Operate the Properties at all
times as Health Care Facilities in accordance with all applicable Laws. Upon the occurrence and continuance of an Event of Default, the Lender may require the Borrowers to enter into a Management Agreement, on terms and conditions reasonably acceptable to Lender, with a Manager who shall be a nationally recognized first-class manager of assisted living facilities. As a condition to retaining any Manager, Borrower shall cause such Manager to enter into an agreement to subordinate its management fees in such form acceptable to the Lender in its sole discretion.
(i) ERISA. Deliver to the Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by the Lender, that (i) each Borrower is not an "employee benefit plan" as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a "governmental plan" within the meaning of Section 3(32) of ERISA; (ii) each Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and
(iii) one or more of the following circumstances is hue:
(A) equity interests in such Borrower are publicly offered securities, within the meaning of29 C.F.R. 2510.3-101(b)(2);
(B) less than twenty-five percent (25%) of each outstanding class of equity interests in such Borrower are held by "benefit plan investors" within the meaning of29 C.F.R. 2510.3-101((2); or
(C) such Borrower qualifies as an "operating company" or a "real estate operating company" within the meaning of 29 C.F.R. 25 I 0.3- I 01 (c) or (e) or an investment company registered under The Investment Company Act of 1940.
(j) Appraisals. Each Borrower shall furnish to the Lender at the related Borrower's expense upon request of the Lender after the Closing Date and prior to the Maturity Date an Appraisal from an Appraiser upon the occurrence of a refinancing of the Loan by the Lender or any Affiliate of the Lender. The Lender, at its own expense, shall have the right to obtain one or more Appraisals of any of the Properties and the Borrowers shall cooperate with
Lender and any Appraiser to the extent necessary to obtain such
Appraisals.
(k)  Reimbursement Contracts. Maintain in full force and effect all Reimbursement Contracts except where the failure to do so would not have a Material Adverse Effect.
(1) Specified Repairs. Promptly commence and diligently pursue to completion the Specified Repairs such that all such Specified Repairs shall be completed within one (1) year after the Closing Date.
(m) Operation and Maintenance Program. Establish and maintain an operations and maintenance program within thirty (30) days from the date hereof with respect to Asbestos and Asbestos-Containing Materials located at (1) Fulton Villa in Stockton, California and
(2) Villa Del Rey in Escondido, California, which operations and maintenance program shall comply with all applicable Laws, conform to applicable guidelines established by federal, state or local governmental agency or otherwise be designed to incorporate all prudent and reasonable safeguards in order to minimize any health risk to the patients, residents, employees and guests at the aforementioned sites from the presence of Asbestos or Asbestos-Containing Materials.
(n) Repairs. Maintain or cause to be maintained the Properties in good order, repair and operating condition, ordinary wear and tear excepted, make or cause to be made promptly, when necessary, all necessary repairs, restorations, renewals, replacements, additions and improvements thereto, interior and exterior, structural and nonstructural, foreseen and unforeseen, or otherwise necessary to insure that the same as part of the security under the Mortgages shall not in any way be diminished or impaired in any material respect, and not cause or allow the Premises to be misused, wasted or to deteriorate.
(o) Replacement of Equipment. Keep the Properties fully equipped and will replace in the ordinary course of business all worn out or obsolete equipment in accordance with applicable standards of Laws to operate as a Health Care Facility.
SECTION 5.02. Negative Covenants. So long as any portion of the Loan shall remain unpaid, no Borrower will, at any time:
(a) Liens. Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of the Properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names any of the Borrowers as debtor, or sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, excluding, however, from the operation of the foregoing restrictions the following:
(i) Liens created under the Loan Documents;
(ii) Permitted Liens; and
(iii) the replacement, extension or renewal of any Lien permitted by clause (ii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.
(b) Debt. Create, incur, assume or suffer to exist, any Debt other than:
(i) Debt under the Loan Documents;
(ii) unsecured Debt not evidenced by promissory notes incurred in the ordinary course of business for the deferred purchase price of property or services, maturing within one year from the date created, and aggregating not more than $500,000 at any one time outstanding;
(iii) trade payables that are more than ninety (90) days past due; provided, that such trade payables (i) are no more than one hundred twenty ( 120) days past due and (ii) represent no more than ten percent ( 10"%) of the Borrower' s aggregate trade
payables; and
(iv) indorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
(c) Lease Obligations. Create, incur, assume or suffer to exist, any obligations as lessee (i) for the rental or hire of real or personal property in connection with any sale and leaseback transaction, or (ii) for the rental or hire of other real or personal property of any kind under leases or agreements to lease, including Capitalized Leases having an original term of one year or more, other than leases of equipment entered into in the ordinary course of business provided that the total annual monetary obligations under any such equipment lease or leases shall not exceed $500,000 in aggregate.
(d) Sales. Etc., of Assets. Sell, lease, transfer or otherwise dispose of any Collateral (except to the extent Equipment (i) is being replaced by Equipment of equal or better quality or (ii)
that has become obsolete or worn-out is disposed of in the
ordinary course of any of the Borrowers' business), or grant any option or other right to purchase, lease or otherwise acquire any Collateral, except sales of Properties for cash and for a price not less than the Release Price for such Property, provided that the related Borrower shall, on the date of receipt by such
Borrower of the proceeds from such sale, prepay the Loan pursuant to, and in the amount set forth in, Section 8.01.
(e) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof, except as permitted pursuant to Section 5.04.
(f) Amendments of its Organizational Documents. Amend its Organizational Documents, unless such amendment would not cause a Material Adverse Effect to occur.
(g) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP, unless such change would not cause a Material Adverse Effect to occur.
(h) Management Agreement. Enter into any management agreement other than a Management Agreement.
(i) Negative Pledge. Enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than in favor of the Lender.
(j) ERISA. Engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Lender of any of its rights under the Note, this Agreement and the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
(k) Licenses. (i) Assign, transfer, rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for any Property except to the extent necessary to operate the Properties in accordance with prudent business standards for assisted living facilities and provided that no such action would result in a Material Adverse Effect;
(ii) amend or otherwise change any Property's authorized bed capacity and/or the number of beds approved by the DOH; or (iii) replace or transfer all or any part of any Property's beds to another site or location.
(1) Affiliate Transactions. Enter into, or be a party to, any transaction with an Affiliate of the Borrowers, except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to the Borrower or such Affiliate than would be obtained in a comparable arm's length transaction with an unrelated third party.
(m) Fiscal Year. Change its Fiscal Year unless such change would not adversely affect the ability of such Borrower to obtain Medicare and Medicaid cost reimbursements.
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(n) Repairs/Maintenance. No part of the Properties shall be removed, demolished or structurally or materially altered nor shall any new building, structure, facility or other improvement be constructed on the properties without Lender's prior written consent in the case of each such removal, demolition, alternation or construction.
SECTION 5.03. Reporting Requirements. So long as any portion of the Loan shall remain unpaid, each Borrower will furnish to the
Lender:
(a) Default Notice. As soon as possible and in any event within five (5) days after the occurrence of each Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of such Borrower setting forth details of such Default and the action that such Borrower has taken and proposes to take with respect thereto.
(b) Monthly Financials. As soon as available and in any event within thirty (30) days after the end of each month, a balance sheet of such Borrower as of the end of such month and a statement of income and a statement of cash flows of such Borrower and of each of the related Properties for the period commencing at the end of the previous month and ending with the end of such month and a statement of income and a statement of cash flows of such Borrower and of each of the related Properties for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures (i) set forth in the applicable budget for such Fiscal Year and (ii) for the corresponding month of the preceding Fiscal Year, all in reasonable detail and duly certified by such Borrower and the Manager.
(c) Quarterly Financials. As soon as available and in any event within forty five (45) days after the end of each quarter; a balance sheet of such Borrower as of the end of such quarter and a statement of income and a statement of cash flows of such Borrower and of each of the related Properties for the period commencing at the end of the previous quarter and ending with the end of such quarter and a statement of income and a statement of cash flows of the Borrower and of each of the related Properties for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures (i) set forth in the applicable budget for such Fiscal Year and (ii) for the corresponding quaiter of the preceding Fiscal Year, all in reasonable detail and duly certified by such Borrower;
(d) Annual Financials. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of such Borrower and of Emeritus as of the end of such Fiscal Year and a statement of income and a statement of cash flows of such Borrower for such Fiscal Year, which in the case of Emeritus shall be accompanied by an opinion acceptable to the Lender of a nationally recognized public accountant firm acceptable to the Lender, and a certificate of the chief financial officer of each Borrower in the form of Exhibit D attached hereto stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower has taken and proposes to take with respect thereto. In addition, as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a complete set of the Federal tax returns of the Borrower.
(e) Annual Budgets. As soon as available and in any event no later than thirty (30) days before the end of each Fiscal Year, forecasts prepared by management of such Borrower, in form reasonably satisfactory to the Lender, of balance sheets, income statements and cash flow statements on a monthly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each Fiscal Year thereafter.
(f)  Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries of the type described in
Section 4.01(h), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on the Disclosure Schedule.
(g) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any of the Properties with any Environmental Law or Environmental Permit.
(h) Cost Reports. To the extent applicable during the term of this Agreement, within ten ( 10) days of the date of the required filing of cost reports of the Properties with the Medicaid or Medicare agency or the date of actual filing of such cost report of the Properties with such agency, whichever is earlier, each Borrower shall furnish to the Lender a complete and accurate copy of the annual Medicaid and Medicare cost reports for the
Properties it owns, which will be prepared by an independent certified public accountant or by an experienced cost report preparer acceptable to the Lender, and promptly furnish the Lender any amendments filed with respect to such reports and all responses, audit reports or inquiries with respect to such reports.
(i) Licensing Agency Report. Within fifteen (I5) days of receipt, each
Borrower shall furnish to the Lender a copy of any Medicare, Medicaid or licensing agency survey or report and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction. The
Borrowers shall
40
also furnish or cause to be furnished to the Lender a copy of the plan of correction generated from such survey or report for the Properties, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or for full participation in Medicare and Medicaid for existing patients or for new patients to be admitted with Medicare or Medicaid coverage, by the date required for cure by such agency (plus extensions granted by such agency).
(j) Notices. Within five (5) days after receipt, the Borrowers shall furnish to the Lender any and all written notices from any licensing and/or certifying agency that a Property's license or the Medicare or Medicaid certification of a Property is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend a Property's license or certification.
(k) (Reserved].
(1) Property Data. Within forty-five (45) days of the end of each fiscal quarter, a statement of the number of bed days available and the actual patient days incurred for the quarter, together with quarterly census information of the Properties as of the end of such quarter by patient-mix (i.e., private, Medicare, Medicaid, and V.A.) the average quarterly census of the Properties, certified by a financial officer of the Borrower to be true and correct in all material respects.
(m) Medicare/Medicaid Downgrades Etc. As soon as possible, but no later than ten (10) days after any Borrower' s receipt, any and all written notices from any and all licensing and/or certifying agencies that any Property's license, and/or the Medicare and/or Medicaid certification is being downgraded to a substandard category, revoked, or suspended.
(n) Bed Taxes. If requested by Lender, evidence of payment by the Borrower of any applicable provider bed taxes or similar taxes.
(o) Accounts Aging Report. If requested by Lender, an accounts aging report of each Property.
(p) Reimbursement Rates. Within twenty (20) days of receipt, the States of California, Florida, Idaho, Iowa, Montana, Nevada and Washington Medicaid Reimbursement Rates for the applicable Properties.
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
(q) Other Information. Such other information respecting the business,
condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party as the Lender may From time to time reasonably request.
SECTION 5.04. Single Purpose Entity. Each Borrower covenants and agrees that it has not and shall not:
(a) engage in any business or activity other than the ownership, operation and maintenance of the Properties as assisted living facilities (including the providing of health care services), and activities incidental thereto;
(b) acquire or own any material assets other than (i) the Properties, and (B) such incidental personal property as may be necessary for the operation of the Properties;
(c) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without, in each case, the Lender's consent;
(d) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization or formation, or without the prior written consent of the Lender, amend, modify, terminate or fail to comply with the provisions of the Borrower's limited liability company agreement, articles or certificate of incorporation, certificate of organization, operating agreement or similar organizational documents, as the case may be, whichever is applicable, as the same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would (i) create an amendment to the limitations on the amendment of such documents as contained therein, (ii) affect the provisions of such documents pertaining to the matters set forth in this
Section 5.04, or (iii) materially adversely affect the ability of the Borrower to perform the Obligations or its obligations under the Note or the Loan Documents;
(e) own any subsidiary or make any Investment in, any person or entity without the consent of the Lender;
commingle its assets with the assets of any of its Affiliates, principals or of any other person or entity;
(g) except as provided in Section 5.02, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Obligations of the Borrowers under the Loan Documents;
(h) fail to maintain its Solvency status or fail to pay its debts and liabilities from its assets as the same shall become due;
(i) fail to maintain its records, books of account and bank accounts separate and apart from those of the principals and Affiliates of the Borrowers and any other person or entity;
(j) enter into any contract or agreement with any principal or Affiliate of Borrower or any principal or Affiliate thereof, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms length basis with third parties other than any principal or Affiliate of the Borrower, or any principal or Affiliate thereof;
(k) seek the dissolution or winding up in whole, or in part, of such Borrower;
(1) fail to correct any known misunderstandings regarding the separate identity of such Borrower, which understanding if uncured would result in a Material Adverse Effect;
(m) hold itself out to be responsible for the debts of another person except for the other Borrowers hereunder;
(n) make any loans or advances to any third party, including any principal or Affiliate of such Borrower;
(o) pledge its assets for the benefit of any third party,
principal or Affiliate of the Borrower;
(p) fail to file tax returns;
(q) agree to, enter into or consummate any transaction which would render the representation set forth in Section 4.01(k) or 4.01(1) untrue at any time;
(r) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that such Borrower is responsible for the debts of any third party (including any principal or Affiliate of such Borrower or any principal or Affiliate thereof;
(s) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
(t) fail to pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations;
(u) file or consent to the filing of any petition, either
voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;
(v) except as in existence on the date hereof, share any common logo with or hold itself out as or be considered as a department or division of any principal or Affiliate of any of the Borrowers or any other person or entity;
(w) fail to allocate any overhead for shared office space in a fair and reasonable manner;
(x) fail to use separate stationary, invoices and checks; or
(y) fail at any time to have at least one independent director that is not and has not been for at least three (3) years a director, officer, employee or significant shareholder (or spouse, parent, sibling or child of the foregoing) of (i) the Borrower,
(ii) Emeritus or (iii) any principal or Affiliate of the Borrower or Emeritus.
                            ARTICLE VI
                         EVENTS OF DEFAULT
SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:
(a) (i) if the payment of any principal is not paid under the
Notes when the same shall be due and payable or (ii) if the payment of any interest payable under the Notes is not made, or if any other payment under any Loan Document is not made, in each case under this clause (ii) within five (5) days after the same becomes due and payable; or
(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or
(c) if any provision of the Organizational Documents affecting the purpose for which any of the Borrowers is formed is amended or modified in any manner which is reasonably likely to result in a Material Adverse Effect, or if any of the Borrowers fail to perform or enforce the provisions of the Organizational Documents in a manner that is reasonably likely to result in a Material Adverse Effect or attempt to dissolve any of the Borrowers; or
(d) if a Change of Control has occurred with respect to any of Borrowers other than a Change of Control resulting from the death or incapacity of any natural person; or
(e) if Emeritus merges with, consolidates with or sells substantially all of its assets to, another entity without the consent of the Lender; provided, however, that in connection with any such merger, consolidation or sale of all or substantially all of the assets of Emeritus, the Lender will not withhold its consent, provided that the Lender reasonably determines that such surviving entity's financial condition is not materially less than that of Emeritus; or
if any Property eligible at any time to participate in the
Medicare and Medicaid program, becomes decertified and the related Borrower does not, within thirty (30) days after obtaining actual knowledge or receiving written notice of such decertification, effect a release of the affected Properties pursuant to Section 8.01; or
(g) except as expressly permitted in this Agreement, any of the Licenses shall be terminated, cancelled or revoked such that any of the Properties is no longer licensed to operate as a Health
Care Facility and the related Borrower does not, within thirty
(30) days after obtaining actual knowledge or receiving written notice of such termination, cancellation or revocation either (i) cause the restoration of reissuance of such License or (ii) effect a release of the affected Properties pursuant to Section 8.01; or
(h) if any of the Borrowers shall fail to correct, within the time deadlines set by any Medicare, Medicaid or licensing agency, any material deficiency that justifies either (i) a termination of the related Borrower's Medicare contract, Medicaid contract, or assisted living facility or nursing facility license; or (ii) a ban on new admissions generally or on admission of patients otherwise qualifying for Medicaid or Medicare coverage; or
(i) if any of the Borrowers shall violate or fail to comply with any of the provisions of Section 5.02 or 5.04(f); or
(j) if any of the Borrowers shall fail to keep in full force and effect the policies of insurance required pursuant to the Mortgages, or if such policies are not delivered to the Lender upon request or the applicable Borrower has not delivered evidence of the renewal of such policies thirty (30) days prior to their expiration as required by the Mortgages; or
(k) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the applicable Borrower by the Lender; or
(1) any Loan Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party shall take any corporate action to authorize any of the actions set forth above in this subsection
(1); or
(m) any judgment or order for the payment of money in excess of $ 1,000,000 shall be rendered against any of the Borrowers and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n) any non-monetary judgment or order shall be rendered against any Loan Party that is reasonably likely to have a Material
Adverse Effect, and there shall be any
period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(o) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it and the Lender's ability to collect any amounts due or enforce the Loan Documents would be materially impaired, or any such Loan Party shall so state in writing; or
(p) any Collateral Document after delivery thereof pursuant to
Section 3.01 shall for any reason (other than pursuant to the terms thereof cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or
(q) except as permitted under Section 5.02(d), any of the
Borrowers shall sell, transfer or encumber any of the Properties or any interest therein; then, and in any such event, the Lender
(i) may by notice to the Borrowers, declare the Notes, all
interest thereon and all other amounts payable under this
Agreement and the other Loan Documents to be forthwith due and payable, including, without limitation, the Exit Fee, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the Federal Bankruptcy Code, the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
                            ARTICLE VII
                    SECONDARY NZARKET SERVICING
SECTION 7.01. Assignments and Participations. (a) The Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note) (each, an "Assignee"); provided that the parties to each such assignment shall execute and deliver to the Lender, for its acceptance and recording in the Register, an Assignment and Acceptance.
(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the Assignee thereunder
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
shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, as the case may be, hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an
Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this
Agreement or any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Lender, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Lender to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Lender by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender, as the case may
be.
(d) The Lender shall maintain at its address referred to in
Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the principal amount of the Loan owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the
Borrowers, the Lender and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender
Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.
(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Lender shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. In the case of any assignment by a Lender, within five (5) Business Days after its receipt of such notice, the Borrowers, at their own cost and expense shall execute and deliver to the Lender in exchange for the surrendered Note or Notes a new Note to the order of such Assignee in an amount equal to the outstanding and unpaid portion of the Loan assigned to it and a new Note to the order of the assigning Lender in an amount equal to the outstanding and unpaid portion of the Loan retained by it hereunder. Such new Note or Notes shall be in an aggregate outstanding and unpaid principal amount equal to the aggregate outstanding and unpaid principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in the form of the Note.
Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Note held by it); provided, However, that (i) such Lender Party's obligations under this Agreement shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrowers, the Lender and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party's rights and obligations under this Agreement.
(g) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.01, disclose to the assignee or participant or proposed assignee or participant, any information relating to the related Borrower furnished to such Lender Party by or on behalf of the related Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.
(h) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
SECTION 7.02. Securitization. Lender, at its option, may elect to effect a securitization of the Loan by means of the issuance of certificates of interest therein or notes secured thereby (the "Securities") rated by one or more rating Agencies (the "Securitization"). In such event and upon request by Lender, the Borrowers and Emeritus shall cooperate (in each case, at the Lender's sole cost and expense) in all reasonably respects with Lender in the Securitization, including, but not limited to, (i) amending this Agreement and the other Loan Documents in order to bifurcate the Loan into two or more constituent loans on the same terms as set forth herein and therein, (ii) providing information in connection with obtaining preliminary ratings from two or more Ratings Agencies in preparation of a private placement memorandum or registration statement required to privately place or publicly distribute the Securities in a manner which does not conflict with federal or state securities laws, (iii) delivery of interim audited financials and updated information; or (iv) delivery of updated information with respect to the Borrowers or Emeritus; provided, however, that no such cooperation shall have any adverse effect on the Borrowers or Emeritus.
SECTION 7.03. Servicing. At any time after the Closing Date, the Lender shall have the right to transfer the servicing of the Loan and the administration of the Loan Documents to such party as shall be designated by the Lender in its reasonable discretion (together with any successor service appointed by the Lender, the "Loan Servicer"). The Loan Servicer shall have such right to exercise all rights of the Lender and enforce all obligations of the Borrowers pursuant to the provisions of this Agreement, the Notes and the other Loan Documents, and the Borrowers shall deliver to Loan Servicer duplicate originals of all notices and other instruments which the Borrowers may deliver pursuant to this Agreement, the Notes and the other Loan Documents (and no delivery of such notices or other instruments by the Borrowers shall be of any force or effect unless delivered to Lender and Loan Servicer as provided above).
                           ARTICLE VIII
                   PARTIAL RELEASE OF COLLATERAL
SECTION 8.01. Partial Release of Collateral. (a) The Borrowers shall be entitled to a partial release of the applicable Property and release of the Lender's security interests and liens thereon
(a "Partial Release") subject to the following terms and
conditions:
(i) The related Borrower shall have delivered to the Lender a written request for a Partial Release in the form of Exhibit E which request shall include (A) the time
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
and place of closing of the sale and (B) documents effecting the Partial Release in form and substance satisfactory to the Lender;
(ii) Provided that (A) no Default or Event of Default has occurred and is continuing and (B) the Loan-to-Value Ratio as reasonably determined by the Lender immediately following such Partial
Release shall not exceed eighty-five percent (85"%), provided further that if the applicable Borrower does not accept the Lender's determination of the Loan-to-Value Ratio, then the applicable Borrower shall have the right to have Appraisals conducted to determine the Loan-to-Value Ratio, the Lender shall, within five (5) Business Days after receipt by the Lender of such Borrower's request, deliver to the trustee under the applicable Mortgage, a written request for Partial Release of the applicable Property and all documents required by the trustee to effect the Partial Release;
(iii) The trustee shall be authorized to effect the Partial
Release upon the trustee's receipt of confirmation by the Lender, that the Lender has received same day funds in the amount of the Release Price payable by the related Borrower under this Section
8.01 with respect to such Partial Release;
(iv) The Lender shall have received, simultaneously with the Partial Release, payment of all costs and expenses, including, without limitation, legal fees and disbursements, incurred by the Lender in effecting the Partial Release; and (v) The Lender shall have received, simultaneously with the Partial Release, a certificate signed by a duly authorized officer of a general partner or managing member, as the case may be, of the related Borrower, dated the date of the Partial Release, stating that (A) all of the conditions set forth in this Section 8.01 have been satisfied and (B) the Partial Release of the applicable Property complies with all of the terms and provisions of this Agreement.
SECTION 8.02. Application of the Release Payment. Upon receipt by the Lender of the amounts payable with respect to any Partial Release pursuant to Section 8.01, such amounts shall be applied as a reduction in the outstanding principal amount of the Loan.
                            ARTICLE IX
                          CROSS-GUARANTY
SECTION 9.01. Cross-Guaranty of Payment. Subject to Section 9.07 below, each Cross-Guarantor hereby, jointly and severally, unconditionally guarantees to the Lender the
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prompt payment of all Guaranteed Obligations of the other
Borrowers in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) (the "Cross-Guaranty"). The Cross-Guarantors additionally, jointly and severally, unconditionally guarantee to the Lender the timely performance of all other obligations of the other Borrowers under the Loan Documents. This Cross-Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to Guaranteed Obligations whenever arising.
SECTION 9.02. Obligations Unconditional. The obligations of the Cross-Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Cross-Guarantor agrees that this Cross-Guaranty may be enforced by the Lender without necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to the Notes, any other of the Loan Documents or any collateral, if any, hereafter
securing the Guaranteed Obligations or otherwise, and each Cross-Guarantor hereby waives the right to require the Lender to proceed against the other Cross-Guarantors, Indemnitor or any other Person (including a co-guarantor) or to require the Lender to pursue any other remedy or enforce any other right. Each Cross-Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the other Cross-Guarantors of the Guaranteed Obligations for amounts paid under this Cross-Guaranty until such time as the Lender has been paid in full, and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lender in connection with monies received under the Loan Documents. Each Cross-Guarantor further agrees that nothing contained herein shall prevent the Lender from suing on the Notes or any of the other
Loan Documents or foreclosing its security interest in or Lien on any collateral, if any, securing Guaranteed Obligations or from exercising any other rights available to them under this
Agreement, the Notes, any other of the Loan Documents, or other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Cross-Guarantor's obligations hereunder; it being the purpose and intent of each Cross-Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any of the Cross-Guarantors' obligations under this Cross-Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers or by reason of the bankruptcy or insolvency of any of the Borrowers. Each Cross-Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon this Cross-Guaranty or acceptance of this Cross-Guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Cross-Guaranty. All dealings between the Borrowers and the Lender shall be conclusively presumed to have been had or consummated in reliance upon this Cross-Guaranty. Notwithstanding anything to the contrary herein, the Cross-Guarantors shall have the right to assert any valid defenses of the Borrowers to any claim by the Lender for payment under the Cross-Guaranty.
SECTION 9.03. Modifications. Each Cross-Guarantor agrees that: (a) all or any part of the security now or hereafter held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lender shall not have any obligation to protect, perfect, secure or insure any such security interests, Liens or encumbrances now or hereafter held, if any, for the Guaranteed Obligations or the properties subject thereto;
(c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part;
(d) the Borrowers and any other party liable for payment under the Loan Documents may be granted indulgences generally; (e) any of the provisions of the Notes or any of the other Loan Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrowers or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by such Cross-Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
SECTION 9.04. Waiver of Rights. Each Cross-Guarantor expressly waives, to the fullest extent permitted by applicable law: (a) notice of acceptance of this Cross-Guaranty by the Lender and of all extensions of credit to the Borrowers by the Lender; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Lender obtaining, amending, substituting for, releasing, waiving or modifying any security interest, Lien or encumbrance, if any, hereafter securing the Guaranteed Obligations, or the Lender subordinating, compromising, discharging or releasing such security interests, Liens or encumbrances, if any; (e) all other notices to which such Cross-Guarantor might otherwise be entitled; and (demand for payment under this Cross-Guaranty. In addition, each Cross-Guarantor agrees to the waivers set forth in Addendum A hereto, which is incorporated herein by reference, mutadis mutandis, with the same force and effect as if herein fully set forth.
SECTION 9.05. Reinstatement. The obligations of the Cross-Guarantors under this Article IX shall be automatically reinstated if and to the extent that, for any reason, any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Cross-Guarantor agrees that it will indemnify the Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
SECTION 9.06. Remedies. The Cross-Guarantors agree that, as
between the Cross-Guarantors, on the one hand, and the Lender, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VI (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VI) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Cross-
Guarantors.
SECTION 9.07. Limitation of Cross-Guarantor. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Cross-Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the obligations of such Cross-Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).
                             ARTICLE X
                           MISCELLANEOUS
SECTION 10.01. Amendments, Etc. No amendment or waiver ofany provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
SECTION 10.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to the Borrowers, at its address at c/o Emeritus Corporation, 313 I Elliott Avenue, Suite 500, Seattle, Washington 98121 Attention:
Chief Financial Officer, with a copy to Emeritus Corporation, 313
I Elliott Avenue, Suite 500, Seattle, Washington 98121 Attention:
General Counsel; and if to the Lender, at its address at 31 West 52nd Street, New York, New York I 0019, Attention: general Counsel with a copy to the Loan Servicer at an address specified by the Loan Servicer; or as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Lender. All such notices and communications shall, when mailed, telecopied or sent via overnight courier, be effective when deposited in the mails, confirmed by telex answer back or delivered to an overnight courier, respectively, except that notices and communications to the Lender pursuant to Article II, III or VII shall not be effective until received by the
Lender. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the
Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender Party or the Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 10.04. Costs, Expenses. (a) Except as expressly provided to the contrary herein, the Borrowers agree to pay on demand (i) all reasonable costs and expenses of the Lender or Loan Servicer in connection with the preparation, execution, delivery, administration, and when requested by the Borrowers, the modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, appraisal as expressly provided for herein, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Lender or Loan Servicer with respect thereto, with respect to advising the Lender or Loan Servicer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Lender or Loan Servicer in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Lender and with respect thereto).
(b) The Borrowers jointly and severally agree to indemnify and hold harmless the Lender, the Loan Servicer and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith)
(i) the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the acquisition and any of the other transactions contemplated hereby) or (ii) the actual or alleged presence of Hazardous Materials on any Property or any Environmental Action relating in any way to any Property, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each
Borrower also agrees not to assert any claim against the Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan, the actual or proposed use of the proceeds of the Loan, the Loan Documents or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.
(c) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the
Lender, in its sole discretion.
(d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections
2.08 and 2.09 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
SECTION 10.05. [Reserved).
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
SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.
SECTION 10.07. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.08. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.
(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 10.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 10.10. Waiver of Jury Trial. To the maximum extent permitted by law, each of the Borrowers, the Lender and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise)
arising out of or relating to any of the Loan Documents, the Advances or the actions of the Lender or any Lender Party in the negotiation, administration, performance or enforcement thereof.
SECTION 10.11. Compliance with Usury Laws. It is expressly stipulated and agreed to be the intent of the Borrowers and the Lender that the Loan made hereunder comply with the usury and other laws relating to the Loan Documents now or hereafter in effect in the state in which the applicable Property is located, to the extent any of the same are applicable thereto. If any such applicable laws render usurious any amount called for under any of the Loan Documents, or contracted for, charged or received with respect to the Loan, or if the acceleration of the maturity of the Loan or if any prepayment by any of the Borrowers results in such Borrower having paid any interest in excess of that permitted by law, then it is the express intent of the parties that all excess amounts theretofore collected the Lender be credited on the principal balance of the related Note (or, if such Note has been paid in full, refunded to the related Borrower), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collected under the Loan Documents reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for under the Loan Documents.
                               * * *
                     [SIGNATURES ON NEXT PAGE]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PLEASE BE ADVISED THAT ORAL
AGREEMENTS OR ORAL
COMMITMENTS TO LOAN MONEY
EXTEND CREDIT OR FORBEAR FROM
ENFORCING REPAYMENT OF A DEBT
ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

BORROWERS:
EMERITUS PROPERTIES II, INC.,
a Washington corporation

By:  /s/  Jean T. Fukuda
Name:  Jean T. Fukuda
Title:  Assistant Secretary

EMERITUS PROPERTIES V, INC.,
a Washington corporation

By:  /s/  Jean T. Fukuda
Name:  Jean T. Fukuda
Title:  Assistant Secretary

EMERITUS PROPERTIES VII, INC.,
a Washington corporation

By:  /s/  Jean T. Fukuda
Name:  Jean T. Fukuda
Title: Assistant Secretary

LENDER:
DEUTSCHE BANK AG,
NEW YORK BRANCH

By:  /s/  Allisson Michaels
Name:  Allisson Michaels
Title:  Authorized Signatory

By:  /s/  Steve Stuart
Name:  Steve Stuart
Title:  Vice President
                                59

"